Exhibit 1A-11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1‑A, as it may be amended, of our Independent Auditor’s Report dated June 28, 2017 relating to the balance sheet of Impact Housing REIT, LLC as of December 31, 2016, and the related statements of operations, changes in member’s equity, and cash flows for the period from August 17, 2016 (inception) to December 31, 2016, and the related notes to the financial statements.

/s/ Artesian CPA, LLC
Denver, CO

July 3, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202
p:  877.968.3330  f: 720.634.0905
info@ArtesianCPA.com | www.ArtesianCPA.com